Exhibit 1

JOINT FILING AGREEMENT

The undersigned parties hereby agree that this Statement on Schedule 13G filed herewith, and any amendments thereto filed hereafter by any of the undersigned parties, relating to the ordinary shares, par value NIS 0.30 per share, of PainReform Ltd., is being (and will be, in the case of amendments hereto) filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, on behalf of each such person.

XT HI-TECH INVESTMENTS (1992) LTD. By: /s/ Assif Stoffman Name: Assif Stoffman Title: Vice President XT HOLDINGS LTD. By: /s/ Ori Angel Name: Ori Angel Title: Director

Dated: January 23, 2024